Exhibit 8.1

November 25, 2008

Host Hotels & Resorts, Inc.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Ladies and Gentlemen:

This firm has acted as special tax counsel to Host Hotels & Resorts, Inc., a Maryland corporation (“Host REIT”), in connection with the registration, pursuant to a registration statement on Form S-3 filed on the date hereof with the Securities and Exchange Commission, of up to 17,684,400 shares of Host REIT’s common stock, par value $0.01 per share, that Host REIT may elect to issue to the holders of 17,684,400 units of limited partnership (“OP Units”) of Host Hotels & Resorts, L.P. (“Host LP”) upon tender of such OP Units for redemption, as described in such registration statement, and in connection with the registration, pursuant to a registration statement on Form S-3 filed on the date hereof with the Securities and Exchange Commission, of up to $1,000,000,000 of shares of Host REIT’s common stock, preferred stock and preferred stock represented by depositary shares, and warrants exercisable for common stock, preferred stock or depositary shares, and subscription rights evidencing the right to purchase any of the previously listed securities, as described in greater detail in such registration statement (such registration statements referred to individually herein as a “Registration Statement” and collectively herein as the “Registration Statements”). Capitalized terms used herein, unless otherwise defined in the body of this letter, shall have the meanings set forth in Appendix A.

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which

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may or may not be retroactive in effect and that might result in material modifications of our opinion. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to, the following:

(1)	the Registration Statements;

(2)	the discussion under the caption “Material Federal Income Tax Considerations” contained in Exhibit 99.1 to the Current Report on Form 8-K of Host REIT, which is dated and was filed on February 27, 2008 (the “Tax Disclosure”);

(3)	the Starwood Master Agreement;

(4)	the exhibits to the Starwood Master Agreement, including the Sun Restructuring Steps and Restructuring Parameters, the Closing Restructuring Steps, the Form of Operating Agreement, the Form of License Agreement, the Form of Tax Sharing and Indemnification Agreement, and the Horizon Transactions exhibit;

(5)	the Acquisition and Exchange Agreement;

(6)	the Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P. (“Host LP”), dated as of February 22, 2007, as amended through the date hereof;

(7)	the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT, filed with the State Department of Assessments and Taxation of Maryland on December 29, 1998 (the “Articles of Incorporation”), and the Bylaws of Host REIT, as amended;

(8)

the Articles of Incorporation of Crestline, dated November 9, 1998, and the Bylaws of Crestline, and the Agreement and Consent, dated as of March 27, 2002, by and among Host REIT and Crestline, Barcelo Gestion Hotelera, S.L., a Spanish limited liability company (“Barcelo”), and Cowboy Acquisition Corporation, a Maryland corporation and wholly owned subsidiary of Barcelo (“Merger Sub”) (the “Agreement and Consent”), and the Amendment to

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Agreement and Consent, dated as of April 26, 2002, by and among Host REIT, Crestline, Barcelo, Barcelo Corporacion Empresarial, S.A., a Spanish corporation (“Barcelo Empresarial”), and Merger Sub (the “Amendment to Agreement and Consent”);

(9)	the operating agreement of HMT Lessee, dated November 10, 2000, as in effect through December 31, 2004;

(10)	the partnership agreement of certain of the partnerships and the operating agreement of certain of the limited liability companies other than HMT Lessee in which either Host REIT or Host LP has a direct or indirect interest;

(11)	all real estate leases on the Hotels, each dated as of December 31, 1998, pursuant to which Host LP or a Partnership Subsidiary, as lessor or sub-lessor, leased a hotel to a lessee or sub-lessee, respectively, the majority of which leases were entered into with entities that were indirect subsidiaries of Crestline prior to the Lease Acquisition (and including, without limitation, the leases acquired in connection with the IHP Lease Acquisition), the form of amended and restated lease agreement entered into in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, and certain of the second amended and restated lease agreements, dated as of January 1, 2006, with respect to certain of the Hotels;

(12)	the Certificate of Incorporation, dated December 3, 1998, and the Bylaws, dated December 14, 1998, of Fernwood, and the Amended and Restated Certificate of Incorporation, dated December 3, 1998, and the Bylaws, dated December 14, 1998, of Rockledge;

(13)	the Declaration of Trust for the Host Marriott Statutory Employee/Charitable Trust, a Delaware business trust (the “Host Employee/Charitable Trust”), dated December 30, 1998, and the Declaration of Trust for the Host Marriott Employees’ Trust, a common law trust formed under Maryland law, dated December 30, 1998;

(14)	Amendment No. 6 to the Distribution Agreement;

(15)	the Asset Management Agreement between Host LP and Crestline, dated as of December 31, 1998, which agreement terminated immediately prior to January 1, 2001 in connection with the Lease Acquisition;

(16)	the General Expense Sharing and Cost Reimbursement Agreement between Host LP and its TRS Lessee;

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(17)	with respect to each class or series of preferred stock of Host REIT, the Articles Supplementary to the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT establishing and fixing the rights and preferences of such class or series of preferred stock; and

(18)	such other documents as we deemed necessary or appropriate.

The opinions set forth in this letter are also premised on certain written factual representations of Host REIT and Host LP regarding the organization, ownership and operations (including the income, assets, businesses, liabilities, properties and accumulated undistributed earnings and profits) of Host REIT, Host LP, the Partnership Subsidiaries, the Non-Controlled Subsidiaries, the Taxable REIT Subsidiaries, the Subsidiary REITs, the Host Employee/Charitable Trust, Crestline, and the Lessees, contained in a letter to us dated as of the date hereof (the “Representation Letter”).

For purposes of rendering our opinions, although we have knowledge as to certain of the facts set forth in the above-referenced documents, we have not made an independent investigation or audit of the facts set forth in such documents, including the Representation Letter and the Registration Statements. We consequently have relied upon the representations as to factual matters in the Representation Letter and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed or obtained representations regarding (and, with your consent, are relying upon) the following:

(i)	that (A) all of the representations and statements set forth in the documents that we reviewed, including, without limitation, the Starwood Master Agreement and its exhibits, the Registration Statements and the Representation Letter (collectively, the “Reviewed Documents”), are true, correct, and complete, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Articles of Incorporation, have been and will continue to be performed or satisfied in accordance with their terms, provided that, notwithstanding any of the foregoing, we are not making any assumption as to the accuracy or completeness with respect to statements in the Tax Disclosure describing provisions of federal income tax law that are covered by our opinion set forth below;

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(ii)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(iii)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(iv)	that Crestline (A) is a duly incorporated and validly existing Maryland corporation; (B) has been, is and will continue to be, operated in accordance with the laws of the State of Maryland, its organizational documents, and any statements made in the Registration Statements (including the SEC filings incorporated into them by reference) and the Representation Letter; and (C) was formed, has operated and will continue to operate with a profit motive;

(v)	without limiting any other assumption described herein, that the representations of Crestline and the representations and covenants of Barcelo Empresarial and Merger Sub set forth in the Agreement and Consent and the Amendment to Agreement and Consent were true and correct on the date such representations were made, are true and correct on the date hereof and will remain true and correct; and

(vi)	the Starwood Acquisition was consummated in accordance with the Starwood Master Agreement and as described in the Starwood Acquisition Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof).

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

(1)	Host REIT was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, effective for each of its taxable years ended December 31, 1999, through and including December 31, 2007, and Host REIT’s current organization and current and intended method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for taxable year 2008 and thereafter.

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(2)	The Tax Disclosure, which discussion is incorporated by reference into the Registration Statements, to the extent that it describes provisions of federal income tax law, is correct in all material respects.

* * * * *

Host REIT’s ability to qualify as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If one or more Leases are not respected as leases for federal income tax purposes, Host REIT may fail to qualify as a REIT. The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances. In addition, for the rents payable under a Lease to qualify as “rents from real property” under the Internal Revenue Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees. In delivering the opinions set forth above that Host REIT’s organization and method of operation (as described in the Representation Letter) have enabled Host REIT to meet the requirements for qualification and taxation as a REIT for each of its taxable years ended December 31, 1999, through and including December 31, 2007, and that Host REIT’s current organization and current and intended method of operation will enable Host REIT to meet such requirements for the current taxable year and subsequent taxable years, we expressly rely upon, among other things, Host REIT’s representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases at the times the Leases were originally entered into and subsequently renewed or extended (and taking into account for this purpose changes to the economic and other terms of the Leases pursuant to subsequent amendments), the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that, except in connection with the Harbor Beach Lease and any other leases that Host REIT acknowledges will not qualify as producing “rents from real property” under the Internal Revenue Code, such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the Lessees. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

Host REIT’s qualification and taxation as a REIT depend upon Host REIT’s ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Internal Revenue Code, which are described (or incorporated by reference) in each of the Registration Statements. We have relied upon representations of Host REIT and Host LP with respect to these matters

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(including those set forth or incorporated by reference, in each of the Registration Statements and in the Representation Letter) and will not review Host REIT’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the Tax Disclosure (which is incorporated by reference into each of the Registration Statements).

This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue either of our opinions is incorrect, such opinion might be adversely affected and may not be relied upon. We assume no obligation by reason of this opinion letter to advise you of any changes in either of our opinions subsequent to the delivery of this opinion letter but agree to do so from time to time upon specific request from you for an update or confirmation.

This opinion letter has been prepared in connection with the filing of each of the Registration Statements. This opinion letter should not be relied upon by any person other than you or for any other purpose.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to each Registration Statement and to the reference to our firm under the caption “Legal Matters” in each Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

Appendix A

Definitions

“Acquisition and Exchange Agreement” means that certain Acquisition and Exchange Agreement, dated as of November 13, 2000, among HMT Lessee, Host LP, Crestline and the other parties named therein, as amended from time to time.

“Asian Joint Venture” means Asia Pacific Hospitality Venture Private Limited, which is a joint venture entered into by and between Reco Hotels JV Private Limited, an affiliate of GIC Real Estate Pte Ltd., the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd., and HST Asia/Australia LLC, and shall also include Asia Pacific TRS Venture Private Limited, which is a joint venture entered into by and between Reco Hotels JV Private Limited and HST Asia/Australia TRS LLC.

“Crestline” means, for periods prior to June 7, 2002, Crestline Capital Corporation, a Maryland corporation, and, for periods beginning on and after June 7, 2002, Barcelo Crestline Corporation, a Maryland corporation.

“Crestline Lessees” means those indirect subsidiaries of Crestline that leased Hotels pursuant to certain of the Leases prior to the Lease Acquisition and those indirect subsidiaries that lease certain Hotels as of the date of this letter.

“Distribution Agreement” means the Distribution Agreement between Host REIT (f/k/a as “Marriott Corporation”) and Marriott International, Inc., dated as of September 15, 1993, as amended.

“European Joint Venture” means HHR Euro CV, which is a joint venture entered into by and among Host Holding Business Trust (via three Dutch BVs), Stichting Pensioenfonds ABP, and Jasmine Hotels Pte Ltd., a subsidiary of GIC Real Estate Pte Ltd., the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd., and shall also include HHR TRS CV, which is a joint venture entered into by and among Host Holding Business Trust (through a Dutch BV), Stichting Pensioenfonds ABP, Jasmine Hotels Pte Ltd., and Rockledge (through a Dutch BV).

“Fernwood” means Fernwood Hotel Assets, Inc., a Delaware corporation, which was merged with and into Rockledge Hotel Properties, Inc. on December 3, 2007.

“Harbor Beach Lease” means the lease of the Marriott Harbor Beach Resort from Lauderdale Beach Association to Marriott Hotel Services, Inc.

“HMT Lessee” means HMT Lessee LLC, a Delaware limited liability company that elected, effective January 1, 2001, to be treated as a corporation and a TRS for federal income tax purposes, which was merged with and into Rockledge HMT LLC, a wholly owned subsidiary of Rockledge, with Rockledge HMT LLC surviving, on December 31, 2004.

“Host LP” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Host REIT” means Host Hotels & Resorts, Inc., a Maryland corporation.

“Hotel” means each hotel in which Host LP has a direct or indirect interest.

“IHP Lease Acquisition” means the acquisition by HMT Lessee in June of 2001 of the leasehold interests with respect to three (3) full-service Hotels that were leased to IHP Lessee LLC.

“Initial Purchasers” has the meaning set forth in the first paragraph of this letter.

“Lease” means any real estate lease of a Hotel pursuant to which Host LP or a Partnership Subsidiary or a Subsidiary REIT, as lessor or sub-lessor, leased or leases a Hotel to a Lessee, taking into account all subsequent amendments, renewals and/or extensions, including, without limitation, each lease of a Hotel entered into as of December 31, 1998, each amended and restated lease entered into with a TRS Lessee in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, the second amended and restated lease agreements, dated as of January 1, 2006, entered into with regard to certain of the Hotels, the Harbor Beach Lease, the real estate leases entered into with respect to the Hotels acquired in the Starwood Acquisition and the real estate leases entered into by the European Joint Venture and the Asian Joint Venture.

“Lease Acquisition” means the acquisition by HMT Lessee, pursuant to the Acquisition and Exchange Agreement, of the leasehold interests with respect to 117 full-service Hotels that were leased to the Crestline Lessees.

“Lessee” means, with regard to Host REIT’s taxable years ended prior to January 1, 2001, any one of the Crestline Lessees or IHP Lessee LLC, and with regard to Host REIT’s taxable periods beginning on or after January 1, 2001, any one of the TRS Lessees, IHP Lessee LLC prior to the IHP Lease Acquisition, the Crestline Lessees owning leasehold interests (as lessee or sub-lessee) that were not acquired by HMT Lessee pursuant to the Lease Acquisition, and any other lessee to which Host LP or a Subsidiary REIT, directly or through a Partnership Subsidiary, leases one or more Hotels or other leased Real Property in the future.

“Noncontrolled Subsidiaries” means, with regard to Host REIT’s taxable years ended prior to January 1, 2001, Fernwood and Rockledge.

“Partnership Subsidiary” means Host LP and any partnership, limited liability company, or other entity treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes in which either Host REIT or Host LP owns (or owned on or after January 1, 1999) an interest, either directly or through one or more other partnerships, limited liability companies or other entities treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes (whether or not Host REIT or Host LP has a controlling interest in, or otherwise has the ability to control or direct the operation of, such entity). Notwithstanding the foregoing, the term “Partnership Subsidiary” shall not in any way be deemed to include the Non-Controlled Subsidiaries or subsidiaries thereof, the Taxable REIT Subsidiaries or subsidiaries thereof, or the Subsidiary REITs or subsidiaries thereof.

“Purchase Agreement” has the meaning set forth in the first paragraph of this letter.

“Real Property” means real property, including interests in real property and interests in mortgages on real property.

“Registration Statement” has the meaning set forth in the first paragraph of this letter.

“Rockledge” means Rockledge Hotel Properties, Inc., a Delaware corporation.

“Starwood” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

“Starwood Acquisition” means, collectively, the series of transactions, including the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood, pursuant to which Host REIT and Host LP acquired certain hotels from Starwood and certain Starwood subsidiaries, as described in the Starwood Master Agreement and in the Starwood Acquisition Registration Statement.

“Starwood Acquisition Registration Statement” means the registration statement on Form S-4 initially filed by Host REIT with the Securities and Exchange Commission on December 9, 2005, as amended.

“Starwood Master Agreement” means the Master Agreement and Plan of Merger among Host REIT, Host LP, Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood, Starwood Trust, Sheraton Holding Corporation and SLT Realty Limited Partnership, dated as of November 14, 2005 and amended pursuant to that certain Amendment Agreement dated as of March 24, 2006.

“Starwood Trust” means Starwood Hotels & Resorts, a Maryland real estate investment trust.

“Subsidiary REIT” means, from and after the effective date of its REIT election, any direct or indirect subsidiary of Host LP that has elected to be treated as a REIT under the Internal Revenue Code.

“Taxable REIT Subsidiary” means, as to Host REIT and with regard to Host REIT’s taxable years commencing after December 31, 2000, any of Fernwood, Rockledge or any other TRS of Host REIT, and, as to any Subsidiary REIT, any TRS of such Subsidiary REIT.

“TRS” means a “taxable REIT subsidiary,” as described in Section 856(l) of the Internal Revenue Code. Any entity taxable as a corporation in which a TRS of a REIT owns (x) securities possessing more than 35% of the total voting power of the outstanding securities of such entity or (y) securities having a value of more than 35% of the total value of the outstanding securities of such entity shall also be treated as a TRS of such REIT whether or not a separate election is made with respect to such other entity.

“TRS Lessee” means any of (i) HMT Lessee, prior to its merger into Rockledge HMT LLC, (ii) Rockledge, from and after January 1, 2005, (iii) the direct or indirect subsidiaries of HMT Lessee or Rockledge that hold the leasehold interests that were acquired by HMT Lessee from Crestline pursuant to the Acquisition and Exchange Agreement or in connection with the IHP Lease Acquisition, and (iv) any other lessee of a Hotel that is a TRS.